Exhibit 99.2

FOR:	BIOREFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay, Investor Relations
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

BIOREFERENCE LABORATORIES, INC. ANNOUNCES 2 FOR 1 STOCK SPLIT

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Company will execute stock split on April 19, 2010

ELMWOOD PARK, NJ (Wednesday, April 7, 2010)- BioReference Laboratories, Inc. (NASDAQ: BRLI) announced the approval by its board of directors and the declaration today of a forward two for one split of its Common Stock entitling each holder of record of BRLI Common Stock at the close of business on April 19, 2010 to receive one additional share of BRLI Common Stock for each share owned by him or her at such time. Distribution of the additional shares is expected to be made on or about April 21, 2010.

Marc Grodman, MD, CEO, stated “The announced stock split will meaningfully increase our outstanding shares and is consistent with our overall capital management strategy and our commitment to driving sustainable shareholder value.”

About BioReference Laboratories, Inc.

BRLI is the third largest full service laboratory in the United States and the largest independent regional laboratory in the Northeastern market, primarily a clinical testing lab servicing physician offices with concentrations in the focused markets of esoteric testing, molecular diagnostics, anatomical pathology and correctional health care.  BRLI operates as a national oncology laboratory under its GenPath label.  Better science, superior technology and better service have enabled GenPath to earn a reputation as one of the premier hematopathology laboratories in the country.  BRLI’s innovative technology platform for sexually transmitted infections has enabled it to expand as a national laboratory in the area of Women’s Health.   GeneDx, a wholly owned subsidiary, is the BRLI genetics laboratory and is typically recognized as the leading laboratory for testing of rare genetic diseases; GeneDx has now become a technology leader with GenomeDx, based on a CGH array platform and its NextGen sequence offerings that are currently offered in cardiology and will be offered in the future in other disease specific areas.

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein.